Exhibit 99.1

Press Release

Contact:	Media:	Investors:
	Ron Gruendl	Andy Clark
	+1 412 234 7157	+1 412 234 4633
	ron.gruendl@bnymellon.com	andy.clark@bnymellon.com

The Bank of New York Mellon Repurchases Warrant Related to TARP Capital Investment

NEW YORK, August 5, 2009 - The Bank of New York Mellon Corporation, the global leader in asset management and securities servicing, today announced that it has repurchased for $136 million the warrant to purchase approximately 14.5 million shares of the company’s common stock that the company had issued to the U.S. Treasury as part of the TARP Capital Purchase Program.

In mid-June, the company repurchased the 3 million shares of its preferred stock which had been issued to the U.S. Treasury as part of the TARP Capital Purchase Program. The aggregate amount paid by the company to the U.S. Treasury in connection with the repurchase of the preferred stock and the warrants, together with all dividends paid on the preferred stock, totaled $3.231 billion.

“We see significant improvement in the financial markets and we are pleased to have been able to repay the U.S. Treasury and provide taxpayers with a 12% annual return on their investment in our company,” said Robert P. Kelly, chairman and chief executive officer.

The Bank of New York Mellon Corporation is a global financial services company focused on helping clients manage and service their financial assets, operating in 34 countries and serving more than 100 markets. The company is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing superior asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team. It has $20.7 trillion in assets under custody and administration, $926 billion in assets under management, services more than $11.8 trillion in outstanding debt and processes global payments averaging $1.8 trillion per day. Additional information is available at www.bnymellon.com.

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